Exhibit 4.4

EXECUTION VERSION

THIS CONVERTIBLE PROMISSORY NOTE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS CONVERTIBLE PROMISSORY NOTE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. THE ISSUER OF THIS CONVERTIBLE PROMISSORY NOTE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS CONVERTIBLE PROMISSORY NOTE, MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

SCRIBE THERAPEUTICS, INC.

8% CONVERTIBLE PROMISSORY NOTE

Due May 11, 2026

$30,000,000	May 11, 2023

For value received, Scribe Therapeutics, Inc. (the “Company”), hereby promises to pay to the order of Eli Lilly and Company (hereinafter, together with its successors in title and assigns, referred to as the “Holder”), on May 11, 2026 (the “Maturity Date”), the principal amount of Thirty Million U.S. Dollars ($30,000,000), together with interest thereon as set forth below (the “Amount Due”), unless earlier repaid or converted pursuant to the terms and conditions of this Convertible Promissory Note (this “Note”). The Maturity Date can be extended in the sole discretion of the Holder by providing written notice to the Company.

This Note is issued by the Company pursuant to that certain Convertible Promissory Note Purchase Agreement, dated as of May 11, 2023, by and between the Company and the Holder (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Interest. From and after the date hereof, this Note shall bear interest at an annual rate of eight percent (8%), compounded annually. Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. Interest shall accrue and not be payable until converted as provided in Section 4 hereof or paid in connection with repayment in full of the principal amount of this Note.

2. Payments. Payment of principal and interest shall be made in immediately available funds in lawful currency of the United States of America at the offices of the Holder or at such other place as the Holder hereof shall have designated to the Company in writing. Payment shall be credited first to costs, expenses or charges (if any) then payable to the Holder, then to accrued interest then due and payable, and then to principal.

3. No Prepayments. Except as otherwise provided in this Note, the Company is prohibited from repaying any principal amount or accrued interest on this Note prior to the Maturity Date without the written consent of the Holder, which written consent may be withheld or delivered in the Holder’s sole discretion.

4. Conversion of this Note.

4.1 Definitions.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such specified Person. For purposes of this definition, “control,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Days” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York, New York are required or permitted to close.

“Change of Control” means (i) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the capital stock or voting power of (a) the surviving or resulting corporation (or other entity), or (b) if the surviving or resulting corporation (or other entity) is a wholly owned subsidiary of another corporation (or other entity) immediately following such merger or consolidation, the parent corporation (or other entity) of such surviving or resulting corporation (or other entity), or (ii) the sale, lease, exclusive license, transfer or other disposition of the assets or intellectual property of the Company and its subsidiaries (other than to a wholly-owned subsidiary of the Company) having a book value of fifty-one percent (51%) or more of the book value of all the assets and intellectual property thereof on a consolidated basis.

“Change of Control Conversion Price” means a fifteen percent (15%) discount to the price per share received by holders of shares of Series B Preferred Stock (or Common Stock if all the Series B Preferred Stock shall have been converted into Common Stock) in a Change of Control transaction.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Common Stock Conversion Price” means $6.0513 per share, subject to adjustment for stock splits, stock dividends and the like, and as set forth in Sections 7.5 and 7.6 of this Note.

“Discount Rate” means ninety five percent (95%) if the Qualified Financing or Public offering, as applicable, is consummated within six months of the date hereof, ninety percent (90%) if the Qualified Financing or Public Offering, as applicable, is consummated after six months and within twelve (12) months of the date hereof, and eighty-five percent (85%) if the Qualified Financing or Public Offering, as applicable, is consummated after twelve (12) months of the date hereof.

“Down Round” means an equity financing, other than a Qualified Financing, in which the Company issues Common Stock or securities convertible into Common Stock in a transaction that results in a reduction to the conversion price of the Company’s Series B Preferred Stock.

“Equity Securities” means the Common Stock, Series B Preferred Stock, or Shadow Preferred Stock issued upon conversion of this Note under this Section 4.

“Equity Conversion Cap” means nineteen percent (19%) of the outstanding shares of Common Stock on a Fully Diluted Basis.

“Excess Amount Due” means, to the extent applicable, the Amount Due minus the Amount Due converted to Equity Securities pursuant to Section 4 of this Note.

“Fully Diluted Basis” means the number of shares of Common Stock outstanding, assuming for such purpose the conversion or exercise, as applicable, into Common Stock of all convertible securities (including warrants and other purchase rights) and stock options then outstanding or authorized for issuance under the Company’s stock option and grant plan.

“Material Indebtedness” means an obligation of indebtedness, in an amount of Ten Million U.S. Dollars ($10,000,000) or more, for borrowed money, under capitalized leases or evidenced by a bond, debenture, note or similar instrument, and shall include, without limitation, any such indebtedness assumed or guaranteed.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company to be authorized immediately prior to the closing of the Qualified Financing.

“Public Offering” means (i) a Qualified IPO or (ii) a SPAC Transaction.

“Qualified Financing” means the first bona fide sale (or series of related sales) by the Company of Preferred Stock after the date hereof resulting in aggregate proceeds to the Company of at least Thirty Five Million U.S. Dollars ($35,000,000), excluding conversion of this Note and any other convertible securities that are converted in a Qualified Financing.

“Qualified IPO” means the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $100,000,000 of gross proceeds to the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, designated in that certain Amended And Restated Certificate of Incorporation of Scribe Therapeutics, Inc., dated March 16, 2021.

“Shadow Preferred Stock” means shares of Preferred Stock having identical rights, privileges, preferences, and restrictions as the Preferred Stock sold and issued in a Qualified Financing, provided that (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection shall be equal to the Discount Price (defined below) and (ii) the basis for any dividend rights in respect of a share of Shadow Preferred Stock shall be based on the Discount Price (it being the understanding of the parties that the amount of any dividends payable in respect of the shares of Shadow Preferred Stock shall be proportionately reduced (relative to the amount of any corresponding dividends payable in respect of the shares of Preferred Stock) in a manner consistent with the calculation of the Discount Price).

“SPAC Transaction” means a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Company with a publicly traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”), immediately following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the board of directors of the Company.

4.2 Financing Conversion. If a Qualified Financing occurs on or prior to the Maturity Date, this Note shall be automatically converted into shares of Shadow Preferred Stock. Subject to Section 4.6, the number of shares of Shadow Preferred Stock to be issued upon conversion of this Note shall be equal to the quotient obtained by dividing (i) the Amount Due on the date of conversion by (ii) the product of the Discount Rate and the per share price of the Preferred Stock issued and sold in a Qualified Financing(the “Discount Price”),rounding up to the nearest whole number of shares of Shadow Preferred Stock. The Excess Amount Due (if any) shall be paid by the Company to the Holder in accordance with Section 4.6 of this Note. Additionally, in connection with a Qualified Financing and conversion pursuant to this Section 4.2, the Holder hereby agrees, as a condition to such conversion, to execute and become a party to all agreements entered into by and among the Company and all other investors participating in such Qualified Financing; provided that in no event shall the Holder be required to agree to any non-competition, non-solicitation, or other similar restrictive covenant.

4.3 Change of Control. In the event of a Change of Control, as of immediately prior to the closing thereof, the Holder shall have the option to either (A) demand repayment of the Note in-full and in cash at one-hundred-fifteen percent (115%) of the Amount Due; or (B) convert the Amount Due into shares of Series B Preferred Stock (or Common Stock if all shares of Series B Preferred Stock shall have been converted into Common Stock) at the Change of Control Conversion Price. Subject to Section 4.6 of this Note, the number of shares of Preferred Stock or Common Stock, as applicable, to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Amount Due on the Maturity Date by (ii) the Change of Control Conversion Price, and rounding up to the nearest whole number of shares of Series B Preferred Stock (or Common Stock if all shares of Series B Preferred Stock shall have been converted into Common Stock). Additionally, the Excess Amount Due (if any) shall be paid by the Company to the Holder in accordance with Section 4.6 of this Note.

4.4 Public Offering. In the event of a Public Offering, in full satisfaction of the Company’s obligations under this Note (excluding the Company’s obligation to pay the Excess Amount Due, if any), this Note shall automatically convert into shares of Common Stock and, subject to Section 4.6 of this Note, the number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (A) the Amount Due on the date of such Public Offering by (B) the product of the Discount Rate and the price per share of the Company’s Common Stock sold to the public in such Public Offering, and rounding up to the nearest whole number of shares of Common Stock. Additionally, the Excess Amount Due (if any) shall be paid by the Company to the Holder in accordance with Section 4.6 of this Note.

4.5 Maturity Date Election. If this Note is not converted by the Maturity Date, then on the Maturity Date, the Holder shall have the option to either (A) demand repayment of the Note in-full and in cash at one-hundred-fifteen percent (115%) of the Amount Due; provided, however, that the Holder may not elect this option (A) if the Company has received gross proceeds from licensing and collaboration agreements of Thirty Five Million U.S. Dollars ($35,000,000) or more between the date hereof and the Maturity Date (excluding amounts received from Holder or its Affiliates), or (B) convert the Amount Due on this Note into Common Stock at the Common Stock Conversion Price. Subject to Section 4.6 of this Note, the number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Amount Due on the Maturity Date by (ii) the Common Stock Conversion Price, and rounding up to the nearest whole number of shares of Common Stock. Additionally, the Excess Amount Due (if any) shall be paid by the Company to the Holder in accordance with Section 4.6 of this Note.

4.6 Equity Conversion Cap; Excess Amount Due. Notwithstanding any provision of this Note to the contrary, in no event shall the aggregate number of shares of Equity Securities issuable upon conversion of this Note be equal to or greater than the Equity Conversion Cap as of the date of such conversion. If the number of shares of Equity Securities issuable upon conversion of this Note would be equal to or greater than the Equity Conversion Cap, then (i) the total number of shares of Equity Securities issuable upon conversion of this Note shall be reduced to the maximum number of shares of Equity Securities that could be issued to the Holder upon conversion of this Note without exceeding the Equity Conversion Cap as of the date of such conversion, and (ii) the Excess Amount Due (if any) shall be paid by the Company to the Holder within three (3) Business Days of any conversion date.

4.7 Fractional Shares. No fractional shares of any of the Company’s equity securities will be issued in connection with any conversion of this Note.

4.8 Procedure of Conversion. As promptly as practicable after the conversion of this Note, the Company, at its expense, will issue and deliver to the Holder (or its designee(s)), upon surrender of this Note, an electronic notice of issuance via Carta.com evidencing the number of shares of Equity Securities issuable upon conversion in accordance with the terms of this Note.

5. Demand; Default. This Note shall, at the election of the Holder, become immediately due and payable, upon notice and demand by the Holder, upon the occurrence of any of the following events of default (an “Event of Default”):

(i) the liquidation, dissolution or insolvency of the Company, or the appointment of a receiver or custodian for the Company of all or substantially all of its property, if such appointment is not terminated or dismissed within thirty (30) days; or

(ii) the institution by or against the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally; or

(iii) the Company fails to pay the Amount Due when due in accordance with the terms hereof and such default is not cured within five (5) Business Days; or

(iv) the Company materially breaches a representation or warranty in the Purchase Agreement; provided, that “materiality” or “material adverse effect” qualifications contained in the representations and warranties of the Company set forth in Article II of the Purchase Agreement shall be ignored and not given any effect for purposes of determining whether an Event of Default has occurred under this Section 5(iv); or

(v) the Company (or any of its subsidiaries) fails to pay when due, and after the expiration of any applicable cure periods, any material amount of principal of or interest on any of its Material Indebtedness (or any instrument or agreement evidencing, creating, securing or otherwise relating to Material Indebtedness); or

(vi) one or more final non-appealable judgments, decrees or orders shall be entered against the Company (or a subsidiary) and remain unsatisfied for more than ninety (90) days, resulting in aggregate liabilities with respect to such judgments, decrees or orders of Ten Million U.S. Dollars ($10,000,000) or more; or

(vii) an order is entered directing the winding up or dissolution of the Company.

At such time that an Event of Default has occurred and is continuing, the Holder, by written notice to the Company(the “Notice”), may declare all amounts hereunder immediately due and payable in lawful currency of the United States of America, and the Holder will be entitled to reimbursement of its reasonable costs and expenses related to collection of all amounts owing in respect of this Note. Except for the Notice, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such election may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission will affect any subsequent Event of Default or impair any right consequent thereon.

6. No Set-Off. All payments by the Company under this Note shall be made without set-off or counterclaim and be without any deduction or withholding for any taxes or fees of any nature, unless the obligation to make such deduction or withholding is imposed by law.

7. Miscellaneous.

7.1 Transfers; Successors and Assigns. This Note, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the Company, the Holder, and their respective heirs, successors and assigns; provided, however, that the Company may not transfer or assign its obligations hereunder, by operation of law or otherwise, without the consent of the Holder; and provided further that the Holder may not transfer or assign its rights hereunder, by operation of law of otherwise, except to an Affiliate, without the consent of the Company. Notwithstanding anything in this Note to the contrary, the right of any Holder (or transferee) to receive principal or interest payments under this Note may be transferred only through the surrender of this Note and reissuance of a new note by the Company pursuant to the provisions of this paragraph. The foregoing language is intended to cause this Note to be in “registered form” as defined in Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c) and shall be interpreted and applied consistently therewith.

7.2 Standby Registration and Preemptive Rights. Assuming no Qualified Financing or Change of Control occurs by the Maturity Date, then the Company and the Holder agree that the Holder shall become a party to the Amended and Restated Investors’ Rights Agreement dated March 17, 2021, by and between the Company and other parties thereto, as may be amended by the parties thereto, solely for the purpose of providing the Holder with registration rights (including the right to have the Holders shares registered in a Qualified IPO) and preemptive rights covering all of the Holders shares issued upon conversion of this Note, which registration rights and preemptive rights shall be effective within 30 days of the Maturity Date.

7.3 No Rights or Liabilities as Stockholder; No Personal Liability. This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose until this Note is converted to Equity Securities. The Holder agrees that, other than to the extent required under the Delaware General Corporation Law, no stockholder, director or officer of the Company shall have any personal liability for the repayment of this Note.

7.4 Stock Dividends, Reclassifications, Recapitalizations. If the Company: (i) pays a dividend in Common Stock or makes a distribution to its stockholders in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), then the Common Stock Conversion Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Common Stock Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.

7.5 Down Round Financing Anti-Dilution. If this Note is converted into Common Stock pursuant to Section 4.5 subsequent to the Company consummating a Down Round, then, immediately prior to such conversion, the Common Stock Conversion Price shall be reduced automatically to the conversion price of the Company’s Series B Preferred Stock at the time of such conversion. At least three (3) Business Days prior to the conversion, the Company shall send the Holder a written notice setting forth the Common Stock Conversion Price as adjusted pursuant to this Section 7.5.

7.6 Amendment. This Note may be amended or modified, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived, either generally or in a particular instance and either retroactively or prospectively, upon written consent of the Company and the Holder.

7.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on their signature pages to the Purchase Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.7. If notice is given to the Company, then a copy shall also be sent to Orrick, Herrington & Sutcliffe, LLC, 51 W 52nd St., New York, NY 10019, Attn: Stephen B. Thau, which copy shall not constitute notice. If notice is given to the Holder, then a copy shall also be sent to Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1700, Houston, Texas 77002, Attn: Jeffery K. Malonson, which copy shall not constitute notice.

7.8 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.9 Governing Law. This Note shall be governed by, and interpreted and determined in accordance with, the laws of the State of New York.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Note has been duly executed on behalf of the undersigned on the day and in the year first written above.

SCRIBE THERAPEUTICS, INC.

/s/ David Parrot
Name:	David Parrot
Title:	Chief Financial Officer

Acknowledged and agreed by Holder:

ELI LILLY AND COMPANY

/s/ F. Hefti
Franz Hefti
Chief Executive Officer of Prevail Therapeutics Inc. and Authorized Representative of Eli Lilly and Company

[Signature Page to Convertible Promissory Note]